FOR IMMEDIATE RELEASE      CONTACTS:
---------------------      ---------
August 19, 1998            Arch -- Robert W. Lougee, Jr.            508-870-6771
                           MobileMedia -- Krista Grossman (Media)   201-969-4959
                                          Lynne Burns (Investor)    201-969-4999


                       ARCH COMMUNICATIONS AND MOBILEMEDIA
                       -----------------------------------
                           IN NEGOTIATIONS FOR MERGER
                           --------------------------

Westborough, MA and Fort Lee, NJ (August 19, 1998) --- Arch Communications Group, Inc. (Nasdaq:APGR) and MobileMedia Corporation announced that they are in negotiations regarding a definitive merger agreement for Arch to acquire MobileMedia in a transaction that would create the nation's second largest paging company with more than seven million customers throughout the United States. The companies indicated that, while negotiations are in the final stages, no assurance can be given that a definitive agreement will be signed.

The transaction, if consummated, would combine Arch's extensive nationwide presence in small- to mid-sized markets with MobileMedia's strength in large markets and major national accounts, creating a leader in the paging industry with projected pro forma 1998 fourth quarter annualized operating cash flow (Earnings Before Interest, Taxes, Depreciation and Amortization, or "EBITDA") of more than $240 million, excluding the benefit of potential cost savings, and projected pro forma 1998 fourth quarter annualized net revenues exceeding $815 million.

Arch said that the combination, if consummated, would reduce Arch's leverage to approximately 5.6 times projected pro forma 1998 fourth quarter annualized EBITDA based on pro forma debt of approximately $1.35 billion. In addition, Arch expects a further increase in cash flow and decrease in leverage from estimated cost reductions and operating synergies to be implemented during the first year following the acquisition, which are currently estimated to result in annualized cost savings of approximately $25 million when fully realized.

Under the terms of the agreement under negotiation, Arch would acquire MobileMedia for a combination of cash, the assumption of certain liabilities, and the issuance of Arch common stock and warrants to acquire Arch common stock. The transaction as contemplated would be implemented through a Plan of Reorganization that MobileMedia would file with the U.S. Bankruptcy Court for the District of Delaware. The transaction would be subject to a number of conditions, including (i) approval by Arch's shareholders; (ii) confirmation of the plan of reorganization by a final order of such Bankruptcy Court; (iii) approval by a final order of the Federal Communications Commission of the transfer of MobileMedia's FCC licenses to Arch; and (iv) approval (or expiration of waiting periods) under the Hart Scott Rodino Act.


Terms of Transaction Under Negotiation
--------------------------------------

Under the terms of the transaction under negotiation, holders of MobileMedia's secured bank debt, which aggregates $649 million in principal amount, would receive 100% of such principal amount in cash, comprised of a $479 million payment from Arch and $170 million in proceeds from MobileMedia's pending sale of its tower assets to Pinnacle Towers, Inc.

Arch intends to finance the $479 million cash payment with $262 million in proceeds from additional bank debt and an additional note offering and $217 million in cash from the proceeds of the issuance of Arch common stock upon the exercise of transferable rights to be issued by Arch to MobileMedia's unsecured creditors, whose claims aggregate approximately $480 million. Assuming full exercise of such rights, such unsecured creditors (or their assignees) would be entitled to acquire for cash between 34.3% and 52.1% of Arch's common stock (depending upon the market price of the Arch common stock during a designated period), and warrants to purchase another approximately 2.5% of the Arch common stock.

Arch's existing shareholders (including its Series C preferred shareholders) would also receive warrants in connection with the transaction to purchase 7% of Arch's common stock. All warrants would have an exercise price of $8.19 per share.

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

Under the proposed terms of the transaction, certain of MobileMedia's largest unsecured creditors would agree in connection with the transaction to act as standby purchasers with respect to any shares of Arch common stock and warrants not purchased upon the exercise of such rights. As consideration for their backup commitments, such creditors would receive warrants to purchase another 2.5% of Arch's common stock.

In the transaction under negotiation, MobileMedia's unsecured creditors would receive, in addition to the rights, between 17.2% (if the rights entitled them to purchase 52.1%) and 31.3% (if the rights entitled them to purchase 34.3%) of Arch's common stock (depending upon the market price of the Arch common stock during a designated period).

Therefore, on a diluted basis, the existing Arch shareholders (including the Series C preferred shareholders) would hold, as of the effective date of the transaction under negotiation, between 34.4% and 30.7% of Arch's common stock, while MobileMedia's unsecured creditors would hold between 65.6% (if the existing Arch shareholders hold 34.4%) and 69.3% (if the existing Arch shareholders hold 30.7%) of such stock.

Arch would also pay the administrative expenses of MobileMedia as of the effective date of the transaction (with a reduction of the shares to be distributed to MobileMedia's unsecured creditors if and to the extent that such expenses exceed $34 million), and would repay expected borrowings under MobileMedia's debtor in possession borrowing facility. MobileMedia's existing shareholders would not receive any consideration under the merger or the plan of reorganization, and their shares of MobileMedia common stock would be canceled.

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


Arch-MobileMedia Combination
----------------------------

Arch believes that a combination of Arch and MobileMedia would produce an industry leader with substantial organizational, financial and strategic assets and that, operationally, the two companies are an ideal fit with complementary areas of sales, service coverage, and channels of distribution. A combination would give Arch comprehensive market coverage in all 50 states and a strong presence in key channels of distribution, including retail. In addition, Arch believes that MobileMedia's two narrowband personal communications services
(NPCS) licenses should allow Arch to accelerate the deployment of a NPCS network and expedite the introduction of new paging products and services.

MobileMedia indicated that the transaction, if consummated, would allow it to complete its Chapter 11 reorganization and emerge from bankruptcy as part of a strong industry leader.

MobileMedia Corporation, Fort Lee, NJ, is one of the largest providers of paging and personal communications services in the United States, reaching more than 95 percent of the U.S. population, including the top 100 metropolitan statistical areas. With 3,100 employees, MobileMedia offers local, regional and nationwide coverage to more than three million subscribers in all 50 states, the District of Columbia and in the Caribbean. The Company operates two one-way nationwide FLEX(TM) networks and is currently constructing two nationwide narrowband PCS networks for which it owns licenses. MobileMedia Communications, Inc., doing business as MobileComm(R), is a wholly-owned subsidiary of MobileMedia Corporation. MobileComm can be found on the Internet at www.mobilecomm.com. MobileComm is not associated with MobilComm, Inc. of Cincinnati, OH.

Arch Communications Group, Inc., Westborough, MA, is the third largest paging company in the United States based on paging units in service and second largest based on operating cash flow. Founded in 1986, it provides narrowband wireless messaging services, principally paging, to more than four million subscribers nationwide. Arch's 2,700 employees operate from approximately 200 offices and company-owned stores in 42 states. Additional information on Arch is available on the Internet at www.arch.com.

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


Safe harbor statement under the Private Securities Litigation Reform Act of 1995: Statements contained in this news release which are not historical fact, such as forward-looking statements concerning future financial performance and growth, involve risks and uncertainties, including those described in Arch's most recent Annual Report on Form 10-K. Although Arch and MobileMedia believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, they can give no assurance that their expectations will be attained. Factors that could cause actual results to differ materially from their expectations include the challenges of integrating the businesses of Arch and MobileMedia, the future capital needs following a merger, the uncertainty of additional funding, and other risks. Any forward-looking statements represent the judgment of Arch and MobileMedia as of the date of this release. The companies disclaim any intent or obligation to update any forward-looking statements.

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